Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

DRIVEiT Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, to be issued to stockholders of Yotta Acquisition Corporation	(1)	457(a)	464,105		$10.00	$4,641,050.00	0.0001531	$710.55
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share, to be issued to stockholders of DRIVEiT Financial Auto Group, Inc.	(2)	Other	10,000,000	$		$3,333.33	0.0001531	$0.51

Total Offering Amounts:								$4,644,383.33		711.06
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$711.06

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Offering Note(s)

(1)	Represents shares of the common stock, par value $0.0001 per share (the “Common Stock”) of DRIVEiT Holdings, Inc., a Delaware corporation (“New DRIVEiT”) to be issued pursuant to the terms of the Merger Agreement, dated August 20, 2024 (as amended, the “Merger Agreement”) by and among PubCo, Yott Acquisition Corporation (“Yotta”), Yotta Merger Sub, Inc. (“Merger Sub”), a Maryland corporation and wholly-owned subsidiary of Yotta and DRIVEiT Financial Auto Group, Inc. (“DRIVEiT”), a Maryland corporation. Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) Yotta will merge with and into DriveIT Holdings, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Yotta (“New DRIVEiT”), with New DRIVEiT remaining as the surviving publicly traded entity (the “Initial Merger”); (ii) after the Initial Merger, Merger Sub will be merged with and into DRIVEiT, resulting in DRIVEiT being a wholly owned subsidiary of New DRIVEiT upon the closing of the transactions contemplated in the Merger Agreement.

Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001476.
(2)	Represents shares of the common stock, par value $0.0001 per share (the “Common Stock”) of DRIVEiT Holdings, Inc., a Delaware corporation (“New DRIVEiT”) to be issued pursuant to the terms of the Merger Agreement, dated August 20, 2024 (as amended, the “Merger Agreement”) by and among PubCo, Yott Acquisition Corporation (“Yotta”), Yotta Merger Sub, Inc. (“Merger Sub”), a Maryland corporation and wholly-owned subsidiary of Yotta and DRIVEiT Financial Auto Group, Inc. (“DRIVEiT”), a Maryland corporation. Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) Yotta will merge with and into DriveIT Holdings, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Yotta (“New DRIVEiT”), with New DRIVEiT remaining as the surviving publicly traded entity (the “Initial Merger”); (ii) after the Initial Merger, Merger Sub will be merged with and into DRIVEiT, resulting in DRIVEiT being a wholly owned subsidiary of New DRIVEiT upon the closing of the transactions contemplated in the Merger Agreement.

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. DRIVEiT is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the DRIVEiT securities expected to be exchanged in the Business Combination.

Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001476.